Annual meeting wrap up

Company Records
Profit in FY2007

U.S. Premium Beef, LLC, realized a net profit of  $9.6 million in fiscal year 2007, which was down from $19.7 million the previous year. This equated to $13.11 per linked Class A and B unit versus $28.06 per linked unit in fiscal year 2006.

     Net profit generated by our processing company, National Beef Packing Co., LLC, also decreased in fiscal year 2007 to $20 million which was a decrease of $19.4 million from the previous year.

     "This year was again very challenging for the U.S. beef processing industry," CEO Steve Hunt told USPB producers attending the company's annual meeting in Kansas City, MO. "However, your company continued to outperform most other U.S. beef packers during fiscal year 2007 as measured by

"We grew our share of fed cattle pro-
cessing from 12.5% in FY2006 to
14.3% in FY2007."

plant capacity utilization, operational efficiency and percentage of value-added sales."

     During fiscal year 2007, our total product sales were $5.6 billion, up 20% over fiscal year 2006. "We harvested 15.1% more cattle than the previous year primarily due to the acquisition of Brawley Beef in fiscal year 2006," Hunt explained. "As a result, our share of the U.S. fed cattle processing market was 14.3%, up from 12.5% in the prior year.

     “We also realized value-added sales growth in fiscal year 2007. Our total value-added product sales were $1.4 billion in fiscal year 2007," he added. "In fact, total sales of value-added products grew by more than 60% during the year. As part of that we expanded sales of branded beef, excluding Prime and Certified Angus Beef ®, by nearly 12%. A significant part of that increase was in our "natural" beef product lines, which USPB producers greatly increased their production of during fiscal year 2007, enabling

...continued on page 2

Base price makes a significant difference

Analyzing Regional Markets

Differences occur in regional markets. Lately, the average prices for cattle traded on a cash, live market in Kansas has been higher than Nebraska. Likewise, the USPB base carcass price has been significantly higher than flat meat bids to the North.

     The table on page two shows average cash prices reported by USDA for fiscal year 2007 and fiscal year 2008 to date. The cash values do not include the $0.25 per cwt that is added to the live price on USPB grids. It also compares the average carcass bids in Nebraska to the base carcass price on the USPB Base grid for each year.

     So far this year, the Base grid base carcass price has averaged $147.78 per cwt compared to taking a flat meat bid in Nebraska of $145.75. On an 800 pound carcass, that equates to $16.25 per head more total value simply from the base price alone. When comparing this data on individual weeks, the difference has been as high as $25 per head.

...continued on page 2

Duane Ramsey is new Board Secretary
Gardiner, Laue, Morgan Elected
to USPB Board of Directors

USPB unitholders re-elected Mark Gardiner, Ashland, KS, as the Seedstock representative and Doug Laue, Council Grove, KS, to an Even Slot position, and elected Joe Morgan, Scott City, KS, to fill an Odd Slot position on USPB's Board of Directors at the company's annual meeting on December 14.  All three Directors will serve three year terms.

     Mark Gardiner is President of Gardiner Angus Ranch, Inc., a family-owned purebred and commercial Angus operation near Ashland, KS. Gardiner has served on USPB's Board of Directors since 1996. He was elected Secretary/Treasurer of USPB's Board in 2003, Vice Chairman of the Board in 2004 and Chairman of the Board in 2006.

     Doug Laue owns and operates Black Diamond Customer Feeders, Inc., near Herington, KS. He has been a member of USPB's Board of Directors since 1996 and served as Vice Chairman of  USPB's Board of Directors from 1996 through 2002. Joe Morgan manages, and is an owner in, Poky Feeders, Inc., near Scott City, KS. He replaces Jerry Bohn on the company's Board.

     Following the annual meeting, the Board reappointed Mark Gardiner, Ashland, KS, Chairman and John Fairleigh, Vice Chairman.  Duane Ramsey, Scott City, KS, was appointed to serve as Secretary of USPB's Board of Directors.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Company Records Profit in FY 2007...	continued from page 1

our processing company to market more of those products."

     Our company also continued to regain market share in Japan during fiscal year 2007. "We are once again the leading U.S. exporter of fresh chilled beef to Japan with approximately 34% of United States' share of that market," Hunt noted.

     "Our case ready division was selected to develop new packaging for Wal-Mart that was well received by their management. As a result, we believe we will have opportunity to grow that business this year," he concluded.w

Analyzing Regional Markets...	continued from page 1

     This does not include ANY premiums or discounts resulting from marketing cattle on USPB's grids. For fiscal year 2008, the average grid premiums for all USPB cattle marketed through our Kansas plants has been $29.38 per head before freight. Nebraska feedlot origin cattle have earned an average of $41.99 per head, while cattle delivered from Iowa and South Dakota feedlots have earned more than $52 per head in premiums this fiscal year. Again, these are grid premiums and do not include the additional $16.25 per head value due to the base price advantage in the southern region this fiscal year.

     The regional base price difference this year is much larger than last year. At times, the difference in regional markets will reverse and favor the north. It's simply a function of the supply of fed cattle and the slaughter capacity in different regions. If you have cattle on feed north of Kansas, we encourage you to monitor regional market differences when deciding where to sell them. Please call our office at 866-877-2525 for information on how to market additional cattle through USPB.w